Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 30, 2006 with respect to the consolidated balance sheet of The Bank Holdings and subsidiary as of December 31, 2005 and the related consolidated statements of income, stockholders’ equity and cash flows for the year then ended appearing in the Annual Report on Form 10-KSB of The Bank Holdings.  We further consent to the reference to our Firm under the heading “Experts” in the Registration Statement.

/s/  Moss Adams LLP

Stockton, California

August 11, 2006